SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


|XX|     Filed by the Registrant
|_|      Filed by a Party other than the Registrant

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|XX|     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Washington Mutual, Inc.
                (Names of Registrant as Specified in Its Charter)



    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check appropriate box):

|XX|     No fee required.
|_|      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).
|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

    1)       Title of each class of securities to which transaction applies:
    2)       Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computes pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    5)       Total fee paid:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)       Amount Previously Paid:
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     4)       Date Filed:



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Media Contact:       Washington Mutual                  Great Western
                     Bill Ehrlich                       Ian Campbell
                     1-800-228-9268                     818-775-3773
                     Gavin Anderson & Company           Charlie Coleman
                     Hollis Rafkin-Sax                  818-775-3766
                     212-373-0231

Investor Contact:    Washington Mutual
                     JoAnn DeGrande
                     206-461-3186

                                   May 13, 1997

                              FOR IMMEDIATE RELEASE

                  WASHINGTON MUTUAL AND GREAT WESTERN ANNOUNCE
             REGISTRATION STATEMENT FOR MERGER IS DECLARED EFFECTIVE
                ------------------------------------------------

                       Special Meetings to Be Held June 13

     SEATTLE, Washington and CHATSWORTH, California -- Washington Mutual, Inc. (Nasdaq: WAMU) and Great Western Financial Corporation (NYSE: GWF) today jointly announced that the Securities and Exchange Commission has declared effective the registration statement relating to their merger. Proxy materials are being mailed to all Washington Mutual and Great Western stockholders of record as of May 9, 1997. Special meetings will be held on June 13, 1997 for stockholders of both companies to vote on their merger.

     In a joint statement, the companies said, "This is an exciting next step toward completing the Washington Mutual/Great Western transaction, a merger based on sound business fundamentals. We are extremely pleased to bring this vote to our stockholders and look forward to leveraging our proven track records and strong management teams to provide value to all key constituencies -- stockholders, employees, customers and communities.

                                     -more-


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                                       -2-

     "Driven by strategic business fundamentals and praised by securities analysts and community groups, the merger of Washington Mutual and Great Western will create a company that is well-positioned for long-term growth. We are eager to deliver these benefits and anticipate that the merger will be completed early in the third quarter of 1997, following the receipt of necessary regulatory approvals."

     The transaction is expected to be accounted for as a pooling of interests. Terms of the transaction call for the tax-free exchange of 0.9 share of Washington Mutual common stock for each of Great Western's outstanding common shares. Each share of Great Western 8.30% cumulative preferred stock would be converted into one share of a new series of Washington Mutual preferred stock with substantially the same terms.

     Washington Mutual's special meeting is scheduled for June 13, 1997, at 2:00 p.m. at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington. Great Western's special meeting is scheduled for June 13, 1997, 10:00 a.m. at the Great Western Employee Center, 19809 Prairie Street, Chatsworth, California.

     Separately, Great Western said that its May 12, 1997, press release concerning Ahmanson's proposed exchange offer was not intended to be, and did not constitute, a recommendation to stockholders concerning the exchange offer within the meaning of the federal securities laws. On Monday, Ahmanson announced it intended to commence an exchange offer on the same financial terms as its current merger proposal. Great Western's Board of Directors will review the full terms of Ahmanson's proposed exchange offer as filed today with the Securities and Exchange Commission and promptly thereafter will make its formal recommendation.

     With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small and mid-sized businesses. At year-end 1996, Washington Mutual and its subsidiaries had consolidated assets of $44.6 billion and operated more than 550 offices in Washington, California, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

                                    - more -


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                                      - 3 -

     With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

     Washington Mutual, Inc. ("Washington Mutual") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western Financial Corporation ("Great Western") and a wholly-owned subsidiary of Washington Mutual pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). The participants in this solicitation may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman, J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, William G. Reed, Jr., and James H. Stever); the following executive officers of Washington Mutual: Craig S. Davis, Steven P. Freimuth, Lee D. Lannoye, William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual: Karen Christensen, JoAnn DeGrande, William Ehrlich, James
B. Fitzgerald, Marc R. Kittner and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bonderman, J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities.

     Great Western and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the Merger. The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson, Carl F. Geuther, Michael
M. Pappas, A. William Schenck III, Ray W. Sims, and Jaynie M. Studenmund; and the following other members of management of Great Western: Ian D. Campbell, Charles Coleman, Allen D. Meadows, and John A. Trotter (collectively, the "Great Western Participants"). As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

     Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain persons related to it against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: Steven B. Wolitzer, Philip R. Erlanger, Sanjiv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells securities issued by Washington Mutual and its affiliates ("Washington Mutual Securities") and Great Western and its affiliates ("Great Western Securities") for its own account and for the account of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities, or option contracts or other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of May 5, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "long" 17,445 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

                                     -more-


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                                       -4-

     Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahmanson & Company, for which they received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain persons related to them against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Owens and Andrea Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank V. McMahon, John Esposito, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell Great Western Securities and Washington Mutual Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts or other derivatives in or relating to Great Western Securities or Washington Mutual Securities.

     As of May 5, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 9,273 of Great Western's common shares and (ii) net "long" $1 million of Great Western's deposit notes. As of May 5, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 2,326 of Great Western's common shares; (ii) net "long" 1,600 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

                                      # # #

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